Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) dated as of March 10, 2006 by and between Superior Essex Inc. (the “Company”) and Stephen M. Carter (“Executive”).

The Company and Executive entered into that certain Employment Agreement dated as of November 10, 2003 (the “Original Agreement”). The Company and Executive desire to amend and restate the Original Agreement as set forth herein.

THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the Company and Executive amend and restate the Original Agreement as follows:

1.                                       Term of Employment. Subject to the provisions of Section 8 of this Agreement, Executive shall be employed by the Company for a period commencing on November 10, 2003 (the “Commencement Date”) and ending on November 9, 2007 (the “Employment Term”) on the terms and subject to the conditions set forth in this Agreement; provided, however, that commencing with November 10, 2007 and on each anniversary thereof (each an “Extension Date”), the Employment Term shall be automatically extended for an additional one-year period, unless the Company or Executive provides the other party hereto 90 days prior written notice before the next Extension Date that the Employment Term shall not be so extended. The occurrence of a Change in Control (as defined in the Superior Essex Inc. 2005 Incentive Plan) shall not affect the term of this Agreement.

2.                                       Position.

a.                                       During the Employment Term, Executive shall serve as the Chief Executive Officer (“CEO”) of the Company. In such position, Executive shall have such duties and authority, consistent with such position with the Company, as shall be determined from time to time by the Board of Directors of the Company (the “Board”). During the Employment Term, Executive also shall serve as a member of the Board without additional compensation.

b.                                      During the Employment Term, Executive will devote Executive’s full business time and best efforts to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere, in any significant respect, with the rendition of such services either directly or indirectly, without the prior written consent of the Board. The current outside positions of Executive listed on Exhibit A attached hereto shall be approved by the Board at the first meeting of the Board following the Commencement Date. Notwithstanding the foregoing, Executive may, without the prior approval of the Board, (i) make and manage personal business investments of Executive’s choice (and, in so doing, may serve as an officer, director, agent or employee of entities and business enterprises that are related to such personal investments) and (ii) serve in any capacity with any civic, educational or charitable organization or any governmental entity or trade association; provided that in each case, and in the aggregate, such activities do not conflict or interfere, in any significant respect, with the performance of Executive’s duties hereunder or conflict with Section 9.

3.                                       Base Salary. During the Employment Term, the Company shall pay Executive a base salary at the annual rate of $715,000 (effective as of April 2006), payable in regular installments in accordance with the Company’s usual payment practices (but not less often than monthly). Executive’s base salary shall be reviewed annually by the Board, and Executive shall be entitled to such increases in the base salary, if any, as may be determined from time to time in the sole discretion of the Board. Once increased, such base salary shall not be decreased. Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary”.

4.                                       Annual Bonus. With respect to each full fiscal year during the Employment Term, Executive shall be eligible to earn an annual bonus award (an “Annual Bonus”) based upon the achievement of certain performance targets, as reasonably established by the Board in good faith, after consultation with Executive; provided, however, that Executive shall have a target Annual Bonus of 100% of the Base Salary, subject to Executive’s achievement of such performance targets.

5.                                       Equity Arrangements. Exhibit B attached hereto describes certain equity awards granted to Executive in connection with the execution of the Original Agreement.

6.                                       Employee Benefits. During the Employment Term, Executive shall be entitled to participate in the Company’s employee benefit plans as in effect from time to time (collectively, the “Employee Benefits”), on the same basis as those benefits generally are made available to other senior executives of the Company, commensurate with Executive’s position with the Company. Such benefits shall include, but not be limited to, the Superior Essex Inc. Senior Executive Retirement Plan (the “SERP”) or another plan providing materially the same benefits as the SERP.

7.                                       Business Expenses and Perquisites.

a.                                       Business and Other Expenses. During the Employment Term, reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be reimbursed by the Company in accordance with Company policies.

b.                                      Perquisites. While employed hereunder, Executive shall be entitled to (i) any perquisites that generally are made available to other senior executives of the Company and (ii) those perquisites set forth on Exhibit C attached hereto.

8.                                       Termination. The Employment Term and Executive’s employment hereunder may be terminated by either party at any time and for any reason in the manner provided herein. Notwithstanding any other provision of this Agreement, the provisions of this Section 8 shall exclusively govern Executive’s rights upon termination of employment with the Company and its affiliates. Whenever this Agreement provides for the payment of a lump sum benefit following termination of employment, such payment shall be made within 30 days after the employment termination date, subject to the execution and non-revocation of the release referred to in Section 8(h). Notwithstanding the foregoing, to the extent required to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the applicable regulations and guidance thereunder, any payment under this Section 8 shall be delayed to the first day after the six-month anniversary of Executive’s separation from service, as defined in Code Section 409A and the applicable regulations and guidance thereunder (the “Delayed Payment Date”).

a.                                       By the Company for Cause or Resignation by Executive without Good Reason.

(i)                                     The Employment Term and Executive’s employment hereunder may be terminated by the Company for Cause and shall terminate automatically upon Executive’s resignation without Good Reason; provided, however, that Executive will be required to give the Company at least 60 days advance written notice of a resignation without Good Reason.

(ii)                                  For purposes of this Agreement, “Cause” shall mean (A) Executive’s continued willful failure substantially to perform Executive’s duties hereunder (other than as a result of total or partial incapacity due to physical or mental illness) following written notice by the Company to Executive of such failure, (B) dishonesty in the performance of Executive’s duties hereunder, (C) Executive’s conviction of, or plea of guilty or nolo contendere to, a crime constituting (y) a felony under the laws of the United States or any state thereof or (z) a misdemeanor involving misconduct by Executive in his personal or professional conduct punishable by imprisonment of more than three days or a fine in excess of $5,000 (other than a traffic violation), which is reasonably likely to damage the business, prospects or reputation of the Company or any of its affiliates in any respect, (D) Executive’s willful malfeasance or willful misconduct in connection with Executive’s duties hereunder or any act or omission which is injurious (other than in some immaterial or de minimis respect) to the financial condition or business reputation of the Company or any of its affiliates or (E) Executive’s breach of the provisions of Section 9 or 10 of this Agreement (other than a breach which is insubstantial and insignificant, taking into account all of the circumstances); provided, however, that any event described in clauses (A), (B) and (D) of this Section 8(a)(ii) shall constitute Cause only if Executive fails to cure such event, to the reasonable satisfaction of the Board, within 10 days after receipt from the Company of written notice of the event which constitutes Cause.

(iii)                               If Executive’s employment is terminated by the Company for Cause or if Executive resigns without Good Reason, Executive shall be entitled to receive:

(A)                              the Base Salary through the date of termination;

(B)                                any Annual Bonus earned but unpaid as of the date of termination for any previously completed fiscal year;

(C)                                reimbursement for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the date of Executive’s termination; and

(D)                               such Employee Benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company or any of its affiliates, including, without limitation, any vested accrued benefit under the SERP (the amounts described in clauses (A) through (D) hereof being referred to as the “Accrued Rights”).

Following such termination of Executive’s employment by the Company for Cause or resignation by Executive without Good Reason, except as set forth in this Section 8(a)(iii), Section 8(d) or Sections 12(k), (m) and (n), or any payments to be made on the Delayed Payment Date, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

b.                                      Disability or Death.

(i)                                     The Employment Term and Executive’s employment hereunder shall terminate upon Executive’s death, and may be terminated by the Company if Executive becomes physically or mentally incapacitated and is therefore reasonably likely to be unable for a period of six consecutive months or for an aggregate of nine months in any twelve consecutive month period to perform Executive’s material duties (such incapacity is hereinafter referred to as “Disability”). Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of the Agreement.

(ii)                                  Upon termination of Executive’s employment hereunder for Disability or death Executive or Executive’s estate (as the case may be) shall be entitled to receive:

(A)                              the Accrued Rights; and

(B)                                a lump sum payment equal to a pro-rata portion of Executive’s Annual Bonus for the fiscal year in which Executive’s termination occurs (determined by multiplying the amount Executive would be able to receive if the date of termination were the end of the fiscal year by a fraction, the numerator of which is the number of days during the performance year of termination that Executive is employed by the Company and the denominator of which is 365); provided, that the applicable performance targets are met for the portion of the fiscal year during which Executive was employed by the Company; provided, further, that no amount shall be paid to Executive if at the time of such termination no bonus would be payable based on the actual achievement of corporate, business unit and individual performance results as of the date of termination (for example, if actual performance through the date of termination represented 90% of target performance objectives for the year, Executive would be entitled to a prorata portion of the corresponding percentage of his target Annual Bonus based on the applicable performance matrix, and if the threshold level of performance objectives was not achieved, no bonus would be paid).

Following Executive’s termination of employment due to death or Disability, except as set forth in this Section 8(b)(ii), Section 8(d) or Sections 12(k), (m) and (n), or any payments to be made on the Delayed Payment Date, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

c.                                       By the Company without Cause or Resignation by Executive for Good Reason.

(i)                                     The Employment Term and Executive’s employment hereunder may be terminated by the Company without Cause (other than by reason of death or Disability) or by Executive’s resignation for Good Reason.

(ii)                                  For purposes of this Agreement, “Good Reason” shall mean, without Executive’s written consent, (A) a reduction in Executive’s Base Salary as then in effect, (B) a reduction in Executive’s annual bonus opportunity to less than 100% of Base Salary or a material reduction by the Company of benefits to which Executive is entitled (other than an overall reduction in benefits that affects substantially all full-time employees of the Company), (C) Executive’s removal from the position of CEO of the Company, (D) a material adverse change in Executive’s authority, duties and responsibilities that is substantially inconsistent with Executive’s position as CEO of the Company, (E) a relocation of Executive’s principal place of employment with the Company of more than 35 miles from the Atlanta, Georgia metropolitan area, (F) the Company’s failure to pay amounts to which Executive is entitled under this Agreement, or (G) the Company’s giving written notice that it elects not to extend the Employment Term pursuant to Section 1 of this Agreement; provided that any event described in clauses (A) through (F) above shall constitute Good Reason only if the Company fails to cure such event within 20 days after receipt from Executive of written notice of the event which constitutes Good Reason; provided, further, that Good Reason shall cease to exist for an event described in clauses (A) through (F) above on the 60th day following the later of its occurrence or Executive’s knowledge thereof, unless Executive has given the Company written notice thereof prior to such date.

(iii) If Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability) or if Executive resigns for Good Reason other than as provided in Section 8(c)(iv) below, Executive shall be entitled to receive:

(A)                              the Accrued Rights; and

(B)                                a lump sum payment equal to two times Executive’s then Base Salary; provided that the amount described in this clause (B) shall be reduced by any other cash severance payable to Executive under any other plans, programs or arrangements of the Company or its affiliates (but excluding the SERP); and

(C)                                a lump sum payment equal to two times a pro-rata portion of Executive’s Annual Bonus for the fiscal year in which Executive’s termination occurs (determined by multiplying the amount Executive would be able to receive if the date of termination were the end of the fiscal year by a fraction, the numerator of which is the number of days during the performance year of termination that Executive is employed by the Company and the denominator of which is 365); provided, that the applicable performance targets are met for the portion of the fiscal year during which Executive was employed by the Company;  provided, further, that no amount shall be paid to Executive if at the time of such termination no bonus would be payable based on the actual achievement of corporate, business unit and individual performance results as of the date of termination (for example, if actual performance through the date of termination represented 90% of target performance objectives for the year, Executive would be entitled to a prorata portion of the corresponding percentage of his target Annual Bonus based on the applicable performance matrix, and if the threshold level of performance objectives was not achieved, no bonus would be paid); and

(D)                               subject to Executive’s continued compliance with the provisions of Sections 9 and 10 of this Agreement (other than a breach which is insubstantial and insignificant, taking into account all of the circumstances), for a period of twelve months following the date of such termination, continued participation in the health and welfare plans maintained by the Company or any of its affiliates as in effect from time to time during such twelve-month period, on the same basis as the Company and its affiliates provides such plans for its then actively employed executives (which may include, without limitation, medical, dental, disability and life insurance), and the Company and Executive shall share the costs of the continuation of such coverage in the same proportion as such costs were shared immediately prior to Executive’s termination; provided, however, that such participation shall terminate, or the benefits under such plan shall be reduced, if and to the extent Executive becomes covered (or is eligible to become covered) during such period by plans of a subsequent employer or other entity to which Executive provides services providing comparable benefits or if Executive fails to pay any required contribution or premium. Such coverage shall be credited against the time period that Executive and Executive’s dependents are entitled to receive continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; and

(E)                                 the Compensation Committee of the Company may, but need not, provide that (i) all or any part of Executive’s unvested stock options then held by Executive shall become vested and exercisable as of the date of termination and may continue to be exercisable for a designated period of time not to exceed the later of the 15th day of the third month following the date at which, or December 31 of the calendar year in which, the option would otherwise have expired, as provided in the original option agreement, but in no event to exceed the original full term of the option; and/or that (ii) all or any part of vesting restrictions on other outstanding equity awards, including but not limited to the Restricted Shares described in Exhibit B, then held by Executive shall vest and cease to be restricted as of the date of termination. Such decision may be based on such factors, if any, as the Compensation Committee shall determine, subject to ratification by the independent directors of the Board of Directors, including, but not limited to, the Company’s financial condition and market conditions. Notwithstanding the foregoing, to the extent that any portion of Executive’s outstanding equity awards are subject to market or performance criteria (other than service requirements) affecting vesting or exercisability and such market or performance criteria have been satisfied as of the date of termination, that portion of the award shall be deemed fully vested as of the date of termination.

(iv)                              If Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability) or if Executive resigns for Good Reason at any time during the period beginning on the date of a Change in Control (as defined in the Superior Essex Inc. 2005 Incentive Plan) and ending one year after the date of such Change in Control, Executive shall be entitled to receive the benefits as provided under Section 8(c)(iii)(A), (B) and (D), except that the amount paid pursuant to Section 8(c)(iii)(B) shall be equal to two times the sum of (i) Executive’s then Base Salary, plus (ii) Executive’s target Annual Bonus for the fiscal year in which Executive’s termination pursuant to this Section 8(c)(iv) occurred, reduced by any other cash severance or similar termination benefits payable to Executive under any other plans, programs or arrangements of the Company or its affiliates (but excluding the SERP).

(v)                                 Following Executive’s termination of employment by the Company without Cause (other than by reason of Executive’s death or Disability) or by Executive’s resignation for Good Reason, except as set forth in this Section 8(c), Section 8(d) or Sections 12(k), (m) and (n), or any payments to be made on the Delayed Payment Date, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

d.                                       Effect of a Change in Control on Equity Awards.

(i)                                      Accelerated Vesting. In addition to the rights described above, upon the occurrence of a Change in Control (as defined in the Superior Essex Inc. 2005 Incentive Plan), (A) all of Executive’s outstanding stock options and any other equity awards in the nature of appreciation rights (collectively, “Appreciation Rights”), shall become fully vested and exercisable as of the date of the Change in Control and, unless settled in accordance with Section 8(d)(ii) below, shall remain exercisable until the later of the 15th day of the third month following the date at which, or December 31 of the calendar year in which, the equity awards would otherwise have expired, as provided in the original award agreement, but in no event after the original full term of the equity award, and (B) all time-based or performance-based vesting restrictions on Executive’s outstanding restricted stock, restricted stock units and other equity awards (collectively, “Restricted Rights”) shall lapse as of the date of the Change in Control.

(ii)                                   Settlement of Awards in Certain Events. The following shall apply only upon the occurrence of a Change in Control in which the consideration paid to Company shareholders is consideration other than shares in the resulting or surviving entity that are listed for trading on a nationally recognized exchange. In such event, (A) all of Executive’s Appreciation Rights shall vest and be cancelled simultaneously with the Change in Control and Executive shall be entitled to receive therefor the same transaction consideration as if he were a shareholder of the Company holding the number of shares of Company common stock having a fair market value, as of the effective time of the Change in Control, equal to (x) the excess, if any, of the value of the consideration per share to be received by Company shareholders in such Change of Control, over the exercise price for such Appreciation Right, less (y) applicable withholding taxes; and (B) all of Executive’s Restricted Rights shall vest and be cancelled simultaneously with the Change in Control and Executive shall be entitled to receive therefor the same transaction consideration as if he were a shareholder of the Company holding the number of shares of Company common stock having a fair market value, as of the effective time of the Change in Control, equal to the value of such Restricted Rights, less applicable withholding taxes.

e.                                       Expiration of Employment Term.

(i)                                     Election Not to Extend the Employment Term. In the event either party elects not to extend the Employment Term pursuant to Section 1, unless Executive’s employment is earlier terminated pursuant to paragraphs (a), (b) or (c) of this Section 8, Executive’s termination of employment hereunder (whether or not Executive continues as an employee of the Company thereafter) shall be deemed to occur on the close of business on the day immediately preceding the next scheduled Extension Date. If the Company so elects not to extend the Employment Term, Executive shall be treated as having resigned for Good Reason and Executive’s rights and obligations shall be determined in accordance with Section 8(c). If Executive so elects not to extend the Employment Term, Executive shall be entitled to receive the Accrued Rights.

Following such termination of Executive’s employment hereunder as a result of either party’s election not to extend the Employment Term, except as set forth in this Section 8(e)(i), Section 8(d) or Sections 12(k), (m) and (n), or any payments to be made on the Delayed Payment Date, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(ii)                                  Continued Employment Beyond the Expiration of the Employment Term. Unless the parties otherwise agree in writing, continuation of Executive’s employment with the Company beyond the expiration of the Employment Term shall be deemed an employment at-will and shall not be deemed to extend any of the provisions of this Agreement and Executive’s employment may thereafter be terminated at will by either Executive or the Company; provided that the provisions of Sections 9, 10, 11 and 12(m) of this Agreement shall survive any termination of this Agreement or Executive’s termination of employment hereunder.

f.                                         Notice of Termination. Any purported termination of employment by the Company or by Executive (other than due to Executive’s death) shall be communicated by Notice of Termination to the other party hereto in accordance with Section 12(h) hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

g.                                      Board/Committee Resignation. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned, as of the date of such termination and to the extent applicable, from the Board (and any committees thereof) and the board of directors (and any committees thereof) of any of the Company’s affiliates. Executive agrees to execute any documentation reasonably requested by the Company to evidence such resignation, but Executive’s failure to comply shall not affect the resignation, which is automatic.

h.                                      Execution of Release of All Claims. Upon termination of Executive’s employment for any reason, Executive agrees to execute a release of all claims against the Company and its shareholders, and any of their respective subsidiaries, affiliates, shareholders, partners, directors, officers, employees and agents (the “Protected Group”), substantially in the form attached hereto as Exhibit D. Notwithstanding anything set forth in this Agreement to the contrary, upon termination of Executive’s employment for any reason, Executive shall not receive any payments or benefits to which Executive may be entitled hereunder (other than those which by law cannot be subject to the execution of a release) if Executive fails to execute such a release or revokes such release.

9. Non-Competition.

a.                                       Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees as follows:

(i)                                     During the Employment Term and, for a period of twelve months following the date Executive ceases to be employed by the Company for any reason (the “Restricted Period”), Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly solicit or assist in soliciting in competition with the Company, the wire or cable business of any client or prospective client:

(A)                             with whom Executive had personal contact or dealings on behalf of the Company during the one year period preceding Executive’s termination of employment;

(B)                               with whom employees reporting to Executive have had personal contact or dealings on behalf of the Company during the one year period immediately preceding Executive’s termination of employment; or

(C)                               for whom Executive had direct or indirect responsibility during the one-year period immediately preceding Executive’s termination of employment.

(ii)                                  During the Restricted Period, Executive will not directly or indirectly:

(A)                             engage in any business that manufactures or distributes wire or cable in any geographical area that is within 100 miles of any geographical area where the Company or its affiliates manufactures or distributes wire or cable (a “Competitive Business”);

(B)                               enter the employ of, or render any services to, any Person (or any division or controlled or controlling affiliate of any Person) who or which engages in a Competitive Business;

(C)                               acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(D)                              interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between the Company or any of its affiliates and customers, clients, suppliers, partners, members or investors of the Company or its affiliates.

(iii)                               Notwithstanding anything to the contrary in this Agreement, Executive may, directly or indirectly own, solely as an investment, securities of any Person engaged in the business of the Company or its affiliates which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (a) is not a controlling person of, or a member of a group which controls, such person and (b) does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(iv)                               During the Restricted Period, Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

(A)                                solicit or encourage any employee of the Company or its affiliates to leave the employment of the Company or its affiliates; or

(B)                                  hire any such employee who was employed by the Company or its affiliates as of the date of Executive’s termination of employment with the Company or who left the employment of the Company or its affiliates coincident with, or within one year prior to or after, the termination of Executive’s employment with the Company.

(v)                                 During the Restricted Period, Executive will not, directly or indirectly, solicit or encourage to cease to work with the Company or its affiliates any consultant then under contract with the Company or its affiliates.

b.                                      It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 9 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

10.                                  Confidentiality and Non-Disparagement.

a.                                       Confidentiality.

(i)                                     Executive will not at any time (whether during or after Executive’s employment with the Company) (y) retain or use for the benefit, purposes or account of Executive or any other Person, or (z) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information — including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals concerning the past, current or future business, activities and operations of the Company, its subsidiaries or affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Board.

(ii)                                  “Confidential Information” shall not include any information that is (A) generally known to the industry or the public other than as a result of Executive’s breach of this covenant or any breach of other confidentiality obligations by third parties; (B) made legitimately available to Executive by a third party without breach of any confidentiality obligation; or (C) required by law to be disclosed; provided, however, that Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate (at the Company’s expense) with any attempts by the Company to obtain a protective order or similar treatment.

(iii)  Except as required by law, Executive will not disclose to anyone, other than Executive’s immediate family and legal or financial advisors, the existence or contents of this Agreement; provided, however, that Executive may disclose to any prospective future employer the provisions of Sections 9 and 10 of this Agreement provided they agree to maintain the confidentiality of such terms. Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative, or other agent of any party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. However, any such information relating to the tax treatment or tax structure is required to be kept confidential to the extent necessary to comply with any applicable federal or state securities laws.

(iv)                              Upon termination of Executive’s employment with the Company for any reason, Executive shall: (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its subsidiaries or affiliates; (y) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company, its affiliates and subsidiaries, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (z) notify and fully cooperate with the Company (at the Company’s expense) regarding the delivery or destruction of any other Confidential Information of which Executive is or becomes aware.

b.                                      Non-Disparagement.

(i)                                     Executive shall not at any time make any oral or written statement about the Company, its affiliates or its shareholders, regarding any of the foregoing’s financial status, business, compliance with laws, ethics, shareholders, partners, personnel, directors, officers, employees, consultants, agents, services, business methods or otherwise, which is intended or reasonably likely to disparage any member of the Protected Group, or otherwise degrade any member of the Protected Group’s reputation in the business, industry or legal community in which any such member operates; provided that Executive shall be permitted to (A) make any statement that is required by applicable securities or other laws to be included in a filing or disclosure document, (B) issue any press release or public statement regarding the fact of a termination of Executive’s employment, (C) defend himself against any statement made by the Company that is intended or reasonably likely to disparage Executive or otherwise degrade Executive’s reputation in the business, industry or legal community in which Executive operates, only if Executive reasonably believes that the statements made in such defense are not false statements and (D) provide truthful testimony in any legal proceeding.

(ii)                                  The Company shall not issue any press release or make any public statement about Executive which is intended or reasonably likely to disparage Executive, or otherwise degrade Executive’s reputation in the business or industry in which Executive operates; provided that the Company shall be permitted to (A) make any statement that is required by applicable securities or other laws to be included in a filing or disclosure document, (B) issue any press release or public statement regarding the fact of a termination of Executive’s employment, (C) defend itself against any statement made by Executive that is intended or reasonably likely to disparage any member of the Protected Group or otherwise degrade any member of the Protected Group’s reputation in the business, industry or legal community in which such member of the Protected Group operates, only if the Company reasonably believes that the statements made in such defense are not false statements and (D) provide truthful testimony in any legal proceeding.

c.                                       Survival. The provisions of this Section 10 shall survive the termination of Executive’s employment for any reason.

11.                                 Specific Performance. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 9 or Section 10 would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

12.                                 Miscellaneous.

a.                                       Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles thereof.

b.                                      Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

c.                                       No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

d.                                      Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

e.                                       Assignment. This Agreement, and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Company to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of the Company and which assumes in writing, or by operation of law, the obligations of the Company hereunder. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity; provided, however, that, unless Executive consents to such assignment (which consent shall not be unreasonably withheld), the Company shall remain secondarily liable for any obligations hereunder.

f.                                         Set-Off. The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall be subject to set-off,

counterclaim or recoupment of amounts owed by Executive to the Company or its affiliates.

g.                                      Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

h.                                      Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:

150 Interstate North Parkway Atlanta, Georgia 30339

Attention: Board Chair
Copy to: General Counsel

If to Executive:

To the most recent address of Executive set forth in the personnel records of the Company.

i.                                          Executive Representation. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.

j.                                          Prior Agreements. This Agreement supercedes all prior agreements and understandings (including verbal agreements) between Executive and the Company and/or its affiliates regarding the terms and conditions of Executive’s employment with the Company and/or its affiliates (other than the SERP and the rights of Executive under such plan shall not be effected or limited by this Agreement).

k.                                       Cooperation. Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder. This provision shall survive any termination of this Agreement. The Company shall reimburse Executive for any reasonable out-of-pocket expenses incurred in connection with Executive’s performance of obligations under this Section 12(k) at the request of the Company and, following Executive’s termination of employment hereunder, the Company shall pay Executive a fee at an hourly rate of $300 for Executive’s performance of obligations under this Section 12(k) at the request of the

Company; provided that (i) Executive is not receiving any payments pursuant to Section 8(c) of this Agreement at the time of Executive’s performance of such obligations and (ii) Executive’s cooperation is not in connection with any action, suit or proceeding in respect of which the Company is providing or has provided any payments pursuant to Section 12(m) of this Agreement.

l.                                          Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

m.                                    Indemnification. In the event Executive is made a party to any threatened or pending action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that Executive is or was performing services under this Agreement or as an employee, officer or director of the Company, then, to the fullest extent permitted by applicable law, the Company shall indemnify Executive against all expenses (including reasonable attorneys’ fees), judgments, fines, and amounts paid in settlement, as actually and reasonably incurred by Executive in connection therewith. Such indemnification shall continue as to Executive even if Executive has ceased to be an employee, officer or director of the Company and shall inure to the benefit of Executive’s heirs and estate. In the event that both Executive and the Company are made a party to the same third-party action, complaint, suit, or proceeding, the Company will engage competent legal representation, and Executive agrees to use the same representation at the Company’s expense; provided that if counsel selected by the Company shall have a conflict of interest that prevents such counsel from representing Executive, Executive may engage separate counsel and the Company shall pay all reasonable attorneys’ fees of such separate counsel. In addition, the Company agrees to continue and maintain a directors’ and officers’ liability insurance policy covering Executive that is no less favorable than the policy covering other directors and senior officers of the Company.

n.                                      Legal Fees. In the event of any dispute with respect to this Agreement which results in a lawsuit, arbitration or other dispute resolution, the person hearing such dispute shall be entitled to award reasonable attorneys’ fees and other costs and expenses incurred in connection with such dispute to the party which prevails in substantially all material respects on the issues presented for resolution, as determined by the person hearing such dispute.

o.                                      Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

13.                                 Authority. This Agreement has been duly approved and authorized by all necessary action of the Company.

(signatures on following page)

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

SUPERIOR ESSEX INC.	EXECUTIVE

/s/ Andrew D. Africk	/s/ Stephen M. Carter
By: Andrew D. Africk	Stephen M. Carter
Chair of the Compensation Committee

EXHIBIT A

CURRENT POSITIONS

True Position – Director

EXHIBIT B

INITIAL EQUITY ARRANGEMENTS

(1)                                  On February 12, 2004, the Company granted Executive 330,000 shares of restricted common stock of the Company (the “Restricted Shares”), which were granted pursuant to, and subject to the terms and conditions of, the Superior Essex Inc. 2003 Stock Incentive Plan (the “2003 Stock Incentive Plan”) and, in respect of such grant, Executive paid par value of $3,300. In connection with such purchase, the Company paid Executive a lump sum cash signing bonus equal to $5,000, the net amount of which was applied to the purchase of the Restricted Shares.

(2)                                  Subject to Executive’s continued employment by the Company, the Restricted Shares shall vest with respect to 12.5% of such Restricted Shares at the end of each six-month period that occurs during the period commencing on November 10, 2003 and ending on November 10, 2007; provided, however, that upon a Change in Control (as defined in the 2003 Stock Incentive Plan), any unvested Restricted Shares then held by Executive shall become vested.

(3)                                  Notwithstanding the foregoing, if Executive’s employment is terminated by the Company without Cause (as defined in Section 8(a) of the Agreement) or by Executive for Good Reason (as defined in Section 8(c) of the Agreement) before a Change in Control, the Restricted Shares shall vest with respect to a percentage of the Restricted Shares equal to (y) the product of (i) 100%, times (ii) a fraction, the numerator of which is the number of full months that elapsed during the period commencing on November 10, 2003 and ending on Executive’s date of termination and the denominator of which is 48, minus (z) the percentage of Restricted Shares that already had become vested during the Employment Term prior to such termination.

EXHIBIT C

PERQUISITES

(1)                                  The Company shall provide a car allowance to Executive in the amount of $1,500 per month (which is intended to be inclusive of any income taxes owed by Executive as a result of all or any portion of this allowance being determined to be compensation to Executive and Executive will not receive additional compensation to reimburse Executive for taxes with respect to the allowance). Executive shall be responsible for all costs of operating and maintaining the vehicle, including insurance, title, taxes and fuel. Subject to compliance with the Company’s policies, the Company will reimburse or pay deductible business expenses related to the use of the vehicle, subject to Company policies, such as parking fees and fuel for business mileage.

(2)                                  The Company shall reimburse Executive, in accordance with the Company’s telecommunications policy, for the telecommunications and computing costs to provide Executive with an effective office capability at home and while traveling.

(3)                                  The Company agrees to pay the first $7,500 of reasonable expenses incurred by Executive per year for financial planning and counseling in accordance with the Company’s policy. Any expenses in excess of $7,500 per year shall be borne by Executive.

EXHIBIT D

RELEASE

In exchange for a portion of the benefits described in the attached Amended and Restated Employment Agreement dated as of March 10, 2006 (the “Agreement”), to which I agree I am not otherwise entitled, I hereby release Superior Essex Inc. (the “Company”), its respective affiliates, subsidiaries, predecessors, successors, assigns, officers, directors, employees, agents, stockholders, attorneys, and insurers, past, present and future (the “Released Parties”) from any and all claims of any kind which I now have or may have against the Released Parties, whether known or unknown to me, by reason of facts which have occurred on or prior to the date that I have signed this Release; provided that such released claims shall not include any claims to enforce my rights (i) under, or with respect to, the Agreement, (ii) to indemnification provided at law or pursuant to the Company’s By-Laws or insurance or to directors’ and officers’ liability or employment practices insurance coverage, or (iii) under COBRA or my vested rights under benefit plans or my Restricted Stock Agreement and the 2003 Stock Incentive Plan (as defined in the Agreement). Notwithstanding the generality of the preceding sentence, such released claims include, without limitation, any and all claims under federal, state or local laws pertaining to employment, including the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e et seq., the Fair Labor Standards Act, as amended, 29 U.S.C. Section 201 et seq., the Americans with Disabilities Act, as amended, 42 U.S.C. Section 12101 et seq., the Reconstruction Era Civil Rights Act, as amended, 42 U.S.C. Section 1981 et seq., the Rehabilitation Act of 1973, as amended, 29 U.S.C. Section 701 et seq., the Family and Medical Leave Act of 1992, 29 U.S.C. Section 2601 et seq., and any and all state or local laws regarding employment discrimination and/or federal, state or local laws of any type or description regarding employment, including, but not limited to, any claims arising from or derivative of my employment with the Company, as well as any and all claims under state contract or tort law or otherwise.

I hereby represent that I have not filed any action, complaint, charge, grievance or arbitration against the Company or the Released Parties.

I understand and agree that I must forever continue to keep confidential all proprietary or confidential information which I learned while employed by the Company, whether oral or written and as defined in the Agreement (“Confidential Information”) and shall not make use of any such Confidential Information on my own behalf or on behalf of any other person or entity; provided, however, that I may divulge such Confidential Information if I am required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company, or by any administrative or legislative body with apparent jurisdiction to order me to divulge, disclose or make accessible such Confidential Information.

I expressly understand and agree that the Company’s obligations under this Release and the Agreement are in lieu of any and all other amounts to which I might be, am now or may become entitled to receive from any of the Released Parties upon any claim whatsoever.

I understand that I must not disclose the terms of this Release and the Agreement to anyone other than my immediate family, financial advisors (if any) and legal counsel and that I must immediately inform my immediate family, financial advisors (if any) and legal counsel that they are prohibited from disclosing the terms of this Release and the Agreement.

It is understood that I will not be in breach of the nondisclosure provisions of this Release if I am required to disclose information pursuant to a valid subpoena or court order, provided that I notify the Company (to the attention of the General Counsel of the Company) as soon as practicable, but prior to the time in which I am required to disclose information, that I have received the subpoena or court order which may require me to disclose information protected by this Release. Notwithstanding the foregoing, I also may disclose the terms of this Release to government taxing authorities and/or the SEC.

I agree that any violation or breach by me of my nondisclosure obligations, without limiting the Company’s remedies, shall give rise on the part of the Company to a claim for relief to recover from me, before a court of competent jurisdiction, any and all amounts previously paid to or on behalf of me by the Company pursuant to Section 8 of the Agreement, but shall not release me from the performance of my obligations under this Release.

I will not apply for or otherwise seek employment with the Released Parties without their written consent.

I have read this Release carefully, acknowledge that I have been given at least 21 days to consider all of its terms, and have been advised to consult with an attorney and any other advisors of my choice prior to executing this Release, and I fully understand that by signing below I am voluntarily giving up any right which I may have to sue or bring any other claims against the Released Parties, including any rights and claims under the Age Discrimination in Employment Act. I also understand that I have a period of 7 days after signing this Release within which to revoke my agreement, and that neither the Company nor any other person is obligated to provide any benefits to me pursuant to the Agreement until 8 days have passed since my signing of this Release without my signature having been revoked. I understand that any revocation of this Release must be received by the General Counsel of the Company within the seven-day revocation period. Finally, I have not been forced or pressured in any manner whatsoever to sign this Release, and I agree to all of its terms voluntarily. I represent and acknowledge that no representation, statement, promise, inducement, threat or suggestion has been made by any of the Released Parties or by any other individual to influence me to sign this Release, except such statements as are expressly set forth herein or in the Agreement.

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This Release is final and binding and may not be changed or modified.

DATE	Stephen M. Carter

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